Calculation of Filing Fee Tables
S-8
NABORS INDUSTRIES LTD
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.05 per share	Other	457,000	$ 80.935	$ 36,987,295.00	0.0001381	$ 5,107.95
Total Offering Amounts:						$ 36,987,295.00		$ 5,107.95
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 5,107.95
Offering Note
[1]	This Registration Statement on Form S-8 (this "Registration Statement") registers 457,000 additional common shares, par value $0.05 ("Common Shares"), of the Registrant that may be delivered with respect to awards under the Amended and Restated 2016 Stock Plan pursuant to Amendment No. 5 to the Amended and Restated 2016 Stock Plan, which was approved by shareholders on June 2, 2026. Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional Common Shares that may become issuable pursuant to the adjustment provisions of the Amended and Restated 2016 Stock Plan, including as a result of a stock split, stock dividend, or similar transaction. Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low sales prices for the Common Shares as quoted on the New York Stock Exchange on July 10, 2026 of $80.935 per Common Share.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources